                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25
                              NOTIFICATION OF LATE FILING

                                                              SEC FILE NUMBER
                                                                 000-31099

                                                               CUSIP NUMBER

                                                                83081R 108


(CHECK ONE):

/X/FORM 10-K and FORM 10-KSB
/ /FORM 11-K
/ /FORM 20-F
/ /Form 10-Q and FORM 10-QSB
/ /Form N-SAR

For Period Ended:  December 31, 2000

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     Nothing in this form shall be construed to imply that the commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant
Former Name if Applicable

    SKYGIVERS, INC. (formerly Water Petroleum and Environmental Technologies Company)

    47 MALL DRIVE
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    Address of Principal Executive Office (Street and Number)

    COMMACK, NEW YORK 11725
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    City, State and Zip Code

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PART II -- RULES 12b-25(b) AND (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


    The registrant, through its wholly owned subsidiary, completed an acquisition of IMOJO, Inc., a Delaware coroporation ("IMOJO") that closed in March, 2001 and as a result of the time commitment involved in connection with the acquisition, the registrant's independent accountants have not yet issued the audited financial statements for the registrant.

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PART IV -- OTHER INFORMATION
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     (1) Name and telephone number of person to contact in regard to this notification

         Corey Morrison                        631-864-1515
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                (Name)                       (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                 /X/ Yes  / / No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 / / Yes  /X/ No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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    SKYGIVERS, INC. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SKYGIVERS, INC.

Date : April 2, 2001                    By: /s/ Corey Morrison
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                                        Corey Morrison
                                        President